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                                                                     EXHIBIT 5.1



                        [LETTERHEAD OF LATHAM & WATKINS]



                               November 1, 1996



Signature Resorts, Inc.
5933 West Century Boulevard
Suite 210
Los Angeles, California  90045


           Re:  Signature Resorts, Inc. -- Common Stock, par value $0.01 per
                ------------------------------------------------------------
                share
                -----

Ladies/Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,250,000 shares of Common Stock, par value $0.01 per share (the "Shares"), to be sold by Signature Resorts, Inc. (the "Company") under The 1996 Equity Participation Plan of Signature Resorts, Inc. and The Employee Stock Purchase Plan for Employees of Signature Resorts, Inc. (the "Plans"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plans and delivery and payment therefor of consideration set forth in the Maryland General Corporation Law at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

           We consent to your filing this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        LATHAM & WATKINS